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Len Cereghino & Co.                                CLIENT:   FLOW INTERNATIONAL
CORPORATE INVESTOR RELATIONS                       CONTACT:  Ronald W. Tarrant
2605 Western Ave., Seattle, WA  98121                        Chairman & CEO
(206) 448-1996                                               (253) 850-3500

NEWS RELEASE
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        FLOW INTERNATIONAL TO ACQUIRE ABB PRESSURE SYSTEMS OF SWEDEN

     KENT, WA and Vasteras, Sweden -- March 15, 1999 -- Flow International Corporation (Nasdaq: FLOW) and Asea Brown Boveri AB (ABB) (ST:ABBa and Nasdaq:ABBBY), today announced Flow has reached an agreement in principal to acquire ABB Pressure Systems AB. ABB Pressure Systems, (Pressure Systems) based in Vasteras, Sweden, is a wholly-owned subsidiary of ABB AB of Stockholm, Sweden. Pressure Systems is the leading supplier of large, bulk ultrahigh-pressure systems to the food industry and the world leader in isostatic press systems for the automotive and aerospace market.

     "This acquisition establishes Flow as the only supplier of both bulk and pumpable ultrahigh-pressure systems in the world and brings additional technological strength to our automotive and aerospace solutions," said Ronald
W. Tarrant, Chairman, President and CEO of Flow. "The Pressure Systems product line complements our Fresher Under Pressure-TM- technology, which kills pathogens in pumpable food, by adding batch purification equipment that is effective on bulk foods. Pressure Systems' units are based on wire-wound vessels that can withstand pressures over 100,000 pounds per square inch and can process large batches of food at once. Pressure Systems introduced its food purification process several years ago, and its systems are currently used in commercial operations."

     Flow also will acquire Pressure Systems' isostatic press business, which uses heat and pressure to form parts primarily for the automotive and aerospace industries. Presently there are several hundred Pressure Systems isostatic presses in production worldwide. "We are delighted to add this technology to our capabilities and believe that the isostatic press will be a strong compliment to the other products and services we offer to our automotive and aerospace customers," Tarrant said.

     "Based on current backlog and recent growth patterns, Pressure Systems is expected to add significantly to our revenues in fiscal 2000, which begins May 1, 1999," stated Steve Reichenbach, Flow's Chief Financial Officer. "In addition, we expect that the acquisition will be accretive to earnings in fiscal 2000. Pressure Systems currently has a strong backlog for fiscal 2001."

     "Flow is the ideal purchaser of this technology," stated Anders
Narvinger, President and CEO of ABB AB. "The product fit is exceptionally complementary, and strategically, Flow will provide market strength. In addition, we believe the quality of Flow's management and the company culture will be a good fit for our employees and customers. While the ultrahigh-pressure business has been profitable for us, it is not a part of our core business competencies and we are very pleased to have found such a good fit for this division."

                                     (more)
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Flow to acquire ABB Pressure Systems
March 15, 1999
Page Two

     Flow International Corporation is the world leader in the development and manufacture of ultrahigh-pressure waterjet technology for advanced commercial application, and a leading provider of robotics and assembly equipment. Flow provides technologically advanced, environmentally-sound solutions to the manufacturing and surface preparation cleaning markets.

     The ABB Group (http://www.abb.com) is a global engineering and technology company serving customers in power generation, transmission, and distribution; automation; oil, gas, and petrochemicals; industrial products and contracting; and financial services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS NEWS RELEASE LOOKING FORWARD IN TIME INVOLVE RISKS AND UNCERTAINTIES, INCLUDING RISKS ASSOCIATED WITH ACQUISITIONS, PRODUCT DEMAND, MARKET ACCEPTANCE RISK, PRODUCT INTRODUCTION DELAYS, INTERNATIONAL REGULATORY CHANGES, AND OTHER RISK FACTORS DETAILED THE COMPANYS SECURITIES AND EXCHANGE COMMISSION FILINGS.

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NOTE:  Transmitted on PR Newswire at 8:00 a.m., PST March 15, 1999.